Exhibit 99.1

Match Group Reports First Quarter 2020 Results
Dallas, TX—May 5, 2020—Match Group (NASDAQ: MTCH) reported first quarter 2020 financial results today and separately posted a Letter to Shareholders on the Investor Relations section of its website at https://ir.mtch.com.
Q1 2020 HIGHLIGHTS
•Total Revenue grew 17% over the prior year quarter to $545 million.
•Operating income was $135 million, an increase of 13% over the prior year quarter, and Adjusted EBITDA increased 11% over the prior year quarter to $172 million.
•Net earnings attributable to shareholders increased 30% over the prior year quarter to $160 million and Diluted EPS increased 31% to $0.55.
•Average Subscribers increased 15% to 9.9 million, up from 8.6 million in the prior year quarter, and ARPU increased 1 cent to $0.59.
•Tinder Direct Revenue grew 31% year-over-year, driven by 28% Average Subscriber growth and 2% ARPU growth. Tinder Average Subscribers were 6.0 million in Q1 2020.
•Completed private placement of $500 million aggregate principal amount of 4.125% Senior Notes due 2030 and increased availability under the revolving credit facility by $250 million to $750 million, while reducing interest rates on the revolving credit facility and term loan facility.
Key Financial and Operating Metrics

(In thousands, except EPS and ARPU)	Q1 2020	Q1 2019	Change
Revenue	$544,642	$464,625	17%
Operating Income	$134,681	$118,828	13%
Operating Income Margin	25%	26%	(0.8) pt
Net earnings attributable to shareholders	$160,382	$123,034	30%
Diluted EPS	$0.55	$0.42	31%
Adjusted EBITDA	$171,502	$155,067	11%
Adjusted EBITDA Margin	31%	33%	(1.9) pt
Average Subscribers	9,914	8,613	15%
ARPU	$0.59	$0.58	1%
YTD Operating Cash Flow	$74,656	$92,538	(19)%
YTD Free Cash Flow	$64,875	$82,607	(21)%
See reconciliations of GAAP to non-GAAP measures starting on page 8.

Revenue

(In thousands, except ARPU)	Q1 2020	Q1 2019	Change
Direct Revenue:
North America	$263,347	$237,773	11%
International	271,477	216,189	26%
Total Direct Revenue	534,824	453,962	18%
Indirect Revenue	9,818	10,663	(8)%
Total Revenue	$544,642	$464,625	17%

Average Subscribers
North America	4,570	4,361	5%
International	5,344	4,252	26%
Total Average Subscribers	9,914	8,613	15%

(Change calculated using non-rounded numbers)
ARPU
North America	$0.63	$0.60	5%
International	$0.55	$0.56	(1)%
Total ARPU	$0.59	$0.58	1%
Growth in International and North America Average Subscribers was primarily driven by Tinder and, to a lesser extent, Hinge, with Pairs also contributing to subscriber growth internationally. North America ARPU increased primarily due to increased purchases of à la carte features at Tinder. International ARPU was unfavorably impacted by the strength of the U.S. dollar relative to the Euro and certain other currencies. Excluding the impacts of foreign exchange effects, International ARPU would have increased 2%.
Operating Costs and Expenses

(In thousands)	Q1 2020	% of Revenue	Q1 2019	% of Revenue	Change
Cost of revenue	$143,894	26%	$120,224	26%	20%
Selling and marketing expense	124,490	23%	118,663	26%	5%
General and administrative expense	82,158	15%	54,394	12%	51%
Product development expense	43,770	8%	44,274	10%	(1)%
Depreciation	9,246	2%	7,831	2%	18%
Amortization of intangibles	6,403	1%	411	—%	NM
Total operating costs and expenses	$409,961	75%	$345,797	74%	19%
________________________
NM = not meaningful
Total operating costs and expenses increased 19%, but remained relatively flat as a percentage of revenue. Cost of revenue was flat as a percentage of revenue but increased in total dollars primarily due to an increase of in-app purchase fees and web hosting costs. Selling and marketing expense as a percentage of revenue declined compared to the prior year quarter, offset by an increase in general and administrative expense related to increased legal expenses of $10.7 million and costs related to the separation from IAC of $3.5 million. Product development decreased as a percentage of revenue and was relatively flat in total as investments in engineering related headcount at Tinder were offset by declines in stock-based compensation expense.
Update on the Separation from IAC
On December 19, 2019, Match Group and IAC entered into a definitive agreement, which was amended on April 28, 2020, providing for the full separation of Match Group from the remaining businesses of IAC (the “Separation”). The Separation is still expected to close in the second quarter of 2020, subject to a number of conditions, including (among other required approvals) the approval by a majority of the aggregate voting power of the outstanding shares of Match Group common stock held by the disinterested stockholders of Match Group and approvals by a majority of the aggregate voting power of the outstanding shares of IAC common stock and IAC Class B common stock, each voting as a separate class. Additional details regarding the transaction can be found in filings by Match Group and IAC with the Securities and Exchange Commission.
Update on the Impacts of the Coronavirus
During the first quarter of 2020, the outbreak of a novel coronavirus led to a global pandemic and caused numerous countries to issue lockdown orders closing non-essential businesses and requiring residents to remain at home. The crisis is still evolving and the ultimate outcomes are still very uncertain, but there have already been severe global economic repercussions. The virus has had a number of effects on our business, including necessitating that most of our global employees work from home, higher levels of engagement among users of our products to make virtual connections, increased acceptance of video chat for dating, and lower levels of new users signing up and propensity to pay. The effects on our users often vary by age and geography, as well as based on the severity of the outbreak. The Letter to Shareholders posted on the Investor Relations section of our website goes into detail on some of the effects on our business, as well as our expectations for the potential impact on our business going forward.
Liquidity and Capital Resources
For the three months ended March 31, 2020, we generated operating cash flow of $75 million and Free Cash Flow of $65 million. First quarter cash flows were negatively impacted by the timing of a cash receipt, which we received in Q4 2019 instead of Q1 2020.
We net settled all stock options that were exercised and restricted stock units that vested during the quarter ended March 31, 2020, utilizing $145.4 million of cash to pay employee withholding taxes, and we issued 1.9 million fewer dilutive shares as a result, at an effective price of $75.56. We repurchased 1.3 million shares during the quarter ended March 31, 2020 for $81.7 million at an average price of $64.57, further mitigating the dilutive impact of stock-based compensation activity. As of May 1, 2020, a total of 8.6 million shares remain available under the repurchase program that has been authorized by our Board of Directors.
On February 11, 2020, we completed a private offering of $500 million aggregate principal amount of 4.125% Senior Notes due 2030. The proceeds from the issuance of these notes were used to pay expenses associated with the offering and, in the event the Separation is consummated, will be used, together with cash on hand, to fund the cash consideration payable to Match Group stockholders and IAC pursuant to the terms of the Transaction Agreement. If the Separation is not consummated, the proceeds will be used for general corporate purposes.
On February 13, 2020, the Company’s $500 million revolving credit facility was amended to, among other things, increase the available borrowing capacity to $750 million, reduce interest rate margins by

0.125%, and extend its maturity to February 13, 2025. Additionally on February 13, 2020, the Company’s $425 million term loan was amended to reprice the outstanding balance to LIBOR plus 1.75% and extend its maturity to February 13, 2027.
As of March 31, 2020, the Company had $791 million in cash and cash equivalents and $2.1 billion of long-term debt. The Company’s $750 million revolving credit facility was undrawn as of March 31, 2020. Match Group’s trailing twelve-month leverage as of March 31, 2020 is 2.7x on a gross basis and 1.7x on a net basis.
As described more fully in the joint registration statement on Form S-4 filed with the Securities and Exchange Commission by IAC on April 28, 2020, the Separation would include the assumption by Match Group of $1.7 billion face value of exchangeable notes and related hedging instruments from IAC and payment of a $3.00 per share consideration to all shareholders which totals approximately $850 million based on shares outstanding as of March 31, 2020. We expect to fund the consideration through cash on hand at closing. We also can access our $750 million credit facility, which is currently undrawn.
As of March 31, 2020, Match Group had a total of 284.0 million common and class B common shares outstanding; and IAC’s economic ownership interest and voting interest in Match Group were 80.4% and 97.4%, respectively.
Income Taxes
In the first quarter of 2020 and 2019, Match Group recorded an income tax benefit of $47 million and $28 million, respectively. The benefits in both periods are due to excess tax benefits generated by the exercise or vesting of stock-based awards.
Conference Call
Match Group will audiocast a conference call to answer questions regarding its first quarter financial results on Wednesday, May 6, 2020 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public on Match Group’s investor relations website at https://ir.mtch.com.

GAAP FINANCIAL STATEMENTS
MATCH GROUP CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2020	2019
	(In thousands, except per share data)
Revenue	$544,642	$464,625
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	143,894	120,224
Selling and marketing expense	124,490	118,663
General and administrative expense	82,158	54,394
Product development expense	43,770	44,274
Depreciation	9,246	7,831
Amortization of intangibles	6,403	411
Total operating costs and expenses	409,961	345,797
Operating income	134,681	118,828
Interest expense	(25,116)	(22,086)
Other income (expense), net	3,854	(1,488)
Earnings before income taxes	113,419	95,254
Income tax benefit	46,546	27,780
Net earnings	159,965	123,034
Net loss attributable to noncontrolling interests	417	—
Net earnings attributable to Match Group, Inc. shareholders	$160,382	$123,034

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.57	$0.44
Diluted	$0.55	$0.42

Basic shares outstanding	282,832	279,583
Diluted shares outstanding	292,941	296,124

Stock-based compensation expense by function:
Cost of revenue	$1,167	$1,265
Selling and marketing expense	1,147	1,396
General and administrative expense	10,881	9,771
Product development expense	7,977	15,565
Total stock-based compensation expense	$21,172	$27,997

MATCH GROUP CONSOLIDATED BALANCE SHEET

	March 31, 2020	December 31, 2019
	(In thousands)
ASSETS
Cash and cash equivalents	$791,321	$465,676
Accounts receivable, net	168,273	116,459
Other current assets	95,824	94,200
Total current assets	1,055,418	676,335

Property and equipment, net	102,084	65,940
Goodwill	1,227,477	1,239,584
Intangible assets, net	219,371	228,324
Deferred income taxes	184,172	140,726
Other non-current assets	56,010	72,803
TOTAL ASSETS	$2,844,532	$2,423,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$11,385	$20,191
Deferred revenue	218,057	218,843
Accrued expenses and other current liabilities	168,751	178,578
Total current liabilities	398,193	417,612

Long-term debt, net	2,097,954	1,603,483
Income taxes payable	11,376	12,597
Deferred income taxes	16,403	18,285
Other long-term liabilities	24,228	51,068

Redeemable noncontrolling interest	279	709

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	81	77
Class B convertible common stock	210	210
Additional paid-in capital	(182,029)	(171,765)
Retained earnings	1,076,047	988,509
Accumulated other comprehensive loss	(166,897)	(147,438)
Treasury stock	(431,495)	(349,808)
Total Match Group, Inc. shareholders’ equity	295,917	319,785
Noncontrolling interests	182	173
Total shareholders’ equity	296,099	319,958
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,844,532	$2,423,712

MATCH GROUP CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Cash flows from operating activities:
Net earnings	$159,965	$123,034
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	21,172	27,997
Depreciation	9,246	7,831
Amortization of intangibles	6,403	411
Deferred income taxes	(44,640)	(31,463)
Other adjustments, net	(1,807)	2,555
Changes in assets and liabilities
Accounts receivable	(52,583)	(48,097)
Other assets	10,710	2,616
Accounts payable and other liabilities	(15,031)	3,422
Income taxes payable and receivable	(19,613)	(5,534)
Deferred revenue	834	9,766
Net cash provided by operating activities	74,656	92,538
Cash flows from investing activities:
Capital expenditures	(9,781)	(9,931)
Other, net	(117)	1,117
Net cash used in investing activities	(9,898)	(8,814)
Cash flows from financing activities:
Borrowings under the Credit Facility	—	40,000
Proceeds from Senior Notes offering	500,000	350,000
Principal payments on Credit Facility	—	(300,000)
Debt issuance costs	(8,977)	(5,542)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(145,357)	(106,604)
Purchase of treasury stock	(81,686)	(24,186)
Other, net	1	27
Net cash provided by (used in) financing activities	263,981	(46,305)
Total cash provided	328,739	37,419
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3,098)	488
Net increase in cash, cash equivalents, and restricted cash	325,641	37,907
Cash, cash equivalents, and restricted cash at beginning of period	465,803	187,140
Cash, cash equivalents, and restricted cash at end of period	$791,444	$225,047

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
MATCH GROUP RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$160,382	$123,034
Add back:
Net loss attributable to noncontrolling interests	(417)	—
Income tax benefit	(46,546)	(27,780)
Other (income) expense, net	(3,854)	1,488
Interest expense	25,116	22,086
Operating Income	134,681	118,828
Stock-based compensation expense	21,172	27,997
Depreciation	9,246	7,831
Amortization of intangibles	6,403	411
Adjusted EBITDA	$171,502	$155,067

Revenue	$544,642	$464,625
Operating income margin	25%	26%
Adjusted EBITDA margin	31%	33%
MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Net cash provided by operating activities	$74,656	$92,538
Capital expenditures	(9,781)	(9,931)
Free Cash Flow	$64,875	$82,607

MATCH GROUP RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE, EXCLUDING FOREIGN EXCHANGE EFFECTS

(Dollars in thousands, except ARPU)	Three Months Ended March 31,
	2020	Change	% Change	2019
Revenue, as reported	$544,642	$80,017	17%	$464,625
Foreign exchange effects	8,374
Revenue Excluding Foreign Exchange Effects	$553,016	$88,391	19%	$464,625

(Change calculated using non-rounded numbers)
ARPU, as reported	$0.59		1%	$0.58
Foreign exchange effects	0.00
ARPU, excluding foreign exchange effects	$0.59		3%	$0.58

International ARPU, as reported	$0.55		(1)%	$0.56
Foreign exchange effects	0.02
International ARPU, excluding foreign exchange effects	$0.57		2%	$0.56

DILUTIVE SECURITIES
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

5/1/2020
Share Price	$74.64
Absolute Shares	284.1

Match Group Vested Options	2.3
Unvested Options and Awards
Match Group Options	3.1
Match Group RSUs	1.2
Total Dilution - Unvested Options and Awards	4.3

Total Dilution	6.6
% Dilution	2.3%
Total Diluted Shares Outstanding	290.7
The dilutive securities presentation in the above table is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the option exercise price and the estimated income tax benefit from the tax deduction received upon the exercise of options (both vested and unvested awards) is used to repurchase Match Group shares.
Match Group is currently net settling all exercised options net of both the exercise price and employee withholding taxes. If the table above assumed options were also net settled for employee withholding taxes at a 50% withholding rate, the dilution shown above would be reduced by 1.5 million and 2.0 million shares for vested and unvested options, respectively, and the withholding taxes paid by the Company on behalf of the employees would be $112.2 million and $148.2 million for vested and unvested options, respectively.
RSUs — The table above assumes RSUs are settled net of withholding taxes, as is our practice, and the dilutive effect is presented as the net number of shares that would be issued upon vesting assuming a withholding tax rate of 50%. Withholding taxes paid by the Company on behalf of the employees upon vesting would have been $162.2 million, assuming the stock price in the table above and a 50% withholding rate. The table above also assumes the estimated income tax benefit from the tax deduction received upon the vesting of Match Group RSUs is used to repurchase Match Group shares.

PRINCIPLES OF FINANCIAL REPORTING
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing how our business performed without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments, which we describe below, between the GAAP and non-GAAP measures. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because they are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes certain expenses.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities from continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted EBITDA.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.
DEFINITIONS
Direct Revenue - is revenue that is received directly from end users of our products and includes both subscription and à la carte revenue.
Indirect Revenue - is revenue that is not received directly from end users of our products, substantially all of which is advertising revenue.
Subscribers - are users who purchase a subscription to one of our products. Users who purchase only à la carte features are not included in Subscribers.
Average Subscribers - is the number of Subscribers at the end of each day in the relevant measurement period divided by the number of calendar days in that period.
Average Revenue per Subscriber (“ARPU”) - is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte) divided by the Average Subscribers in such period and further divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.
Leverage on a gross basis - is calculated as principal debt balance divided by Adjusted EBITDA for the period referenced.
Leverage on a net basis - is calculated as principal debt balance less cash and cash equivalents divided by Adjusted EBITDA for the period referenced.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on May 6, 2020, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, the completion of the separation of Match Group from IAC/InterActiveCorp, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC, the impact of the outbreak of COVID-19 coronavirus, and the risks inherent in separating Match Group from IAC, including uncertainties related to, among other things, the costs and expected benefits of the proposed transaction, the calculation of, and factors that may impact the calculation of, the exchange ratio at which shares of IAC capital stock will be converted into the right to receive new shares of the post-separation Match Group in connection with the transaction, the expected timing of the transaction or whether it will be completed, whether the conditions to the transaction can be satisfied, the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement (including the failure to receive any required approvals from the stockholders of IAC and Match Group or any required regulatory approvals), any litigation arising out of or relating to the proposed transaction, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of IAC and Match Group. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of dating products available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored products to meet the varying preferences of our users. Our products are available in over 40 languages to our users all over the world.
Contact Us
Lance Barton
Match Group Investor Relations
(212) 314-7400
Justine Sacco
Match Group Corporate Communications
(212) 445-5088
Match Group
8750 North Central Expressway, Dallas, TX 75231, (214) 576-9352 https://mtch.com